Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 25, 2022, with respect to the consolidated financial statements included in the Annual Report of Tyme Technologies, Inc. on Form 10-K for the year ended March 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Syros Pharmaceuticals, Inc. on Forms S-3 (File Nos. 333-222634, 333-239141, and 333-251941) and on Forms S-8 (File Nos. 333-267451, 333-263555, 333-212363, 333-253861, 333-216821, 333-223574, 333-230116, and 333-236895).

/s/ Grant Thornton LLP

New York, New York

November 30, 2022